Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-133067) of Avalon Pharmaceuticals, Inc.,

(2) Registration Statement (Form S-3 No. 333-140335) of Avalon Pharmaceuticals, Inc.,

(3) Registration Statement (Form S-8 No. 333-128904) pertaining to Avalon Pharmaceuticals, Inc.’s Amended and Restated 1999 Stock Plan and Avalon Pharmaceuticals, Inc.’s 2005 Omnibus Long-Term Incentive Plan, and

(4) Registration Statement (Form S-8 No. 333-138408) pertaining to Avalon Pharmaceuticals, Inc.’s 2005 Omnibus Long-Term Incentive Plan

of our report dated March 13, 2007, with respect to the financial statements of Avalon Pharmaceuticals, Inc. included in the Annual Report (Form 10-K) for the year ending December 31, 2006.

/s/  Ernst & Young LLP

McLean, VA
March 29, 2007